Exhibit 99.1

DEAN CROWE PROMOTED TO SENIOR MANAGING DIRECTOR BY MEDLEY MANAGEMENT INC. AND CHIEF OPERATING OFFICER BY SIERRA INCOME CORPORATION

NEW YORK, August 6, 2015 — Medley Management Inc. (NYSE:MDLY), a leading asset manager, and Sierra Income Corporation (“Sierra”), a non-traded business development company, today announced the promotion of Dean Crowe to Senior Managing Director of Medley LLC and Chief Operating Officer (COO) of Sierra.

Mr. Crowe has been a Managing Director at Medley, as well as Senior Portfolio Manager for Sierra, since 2011. Prior to joining Medley, Mr. Crowe was a Portfolio Manager at UBS O’Connor, the alternative investment subsidiary of UBS Asset Management, where he managed corporate credit investments and the O’Connor Credit Arbitrage Fund. Before UBS, Mr. Crowe held various positions at Merrill Lynch in New York, where he managed proprietary credit trading. Mr. Crowe began his career with Salomon Brothers in New York, where he traded and invested in privately placed corporate debt. Mr. Crowe received a BBA in Accounting from James Madison University.

Seth Taube, CEO of Medley, commented, “Dean is an important member of the Medley team and his promotion into an expanded role at Sierra is an acknowledgment of his strong leadership capabilities. Dean has significant credit investing and operational expertise that will benefit Sierra as we continue to expand our presence with borrowers and investors in the middle market.”

About Medley

Medley is an asset management firm offering yield solutions to retail and institutional investors. Medley’s national direct origination franchise, with over 80 people, is a premier provider of capital to the middle market in the U.S. As of March 31, 2015, Medley had in excess of $3.9 billion of assets under management in two business development companies, Medley Capital Corporation (NYSE:MCC) and Sierra Income Corporation, as well as, private investment vehicles. Over the past 13 years, we have invested in excess of $5.3 billion to help over 290 companies grow across 35 industries in North America. For additional information, please visit Medley Management Inc. at www.mdly.com.

About Sierra Income Corporation

Sierra is a non-traded business development company that invests primarily in first lien senior secured debt, second lien secured debt and, to a lesser extent, subordinated debt of middle market companies in a broad range of industries with annual revenue between $50 million and $1 billion. Sierra’s investment objective is to generate current income, and to a lesser extent, long-term capital appreciation. Sierra is externally managed by SIC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. SIC Advisors LLC is an affiliate of Medley Management Inc. For additional information, please visit Sierra Income Corporation at www.sierraincomecorp.com.

Investor Relations Contact:

Sam Anderson, 212-759-0777

Medley Management Inc.

Media Contact:

Liz Bruce, 212-498-9197

Fitzroy Communications